    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2006.

                                               SECURITIES ACT FILE NO. 333-67701
                                        INVESTMENT COMPANY ACT FILE NO. 811-5898

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM N-2
                           REGISTRATION STATEMENT                            [X]
                        UNDER THE SECURITIES ACT OF 1933
                         PRE-EFFECTIVE AMENDMENT NO.                         [ ]
                       POST-EFFECTIVE AMENDMENT NO. 10                       [X]
                                                                          AND/OR

              REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
                                   ACT OF 1940
                                AMENDMENT NO. 23
                                                                             [X]
                        (CHECK APPROPRIATE BOX OR BOXES)
                                -----------------

                        MORGAN STANLEY PRIME INCOME TRUST
                        (A MASSACHUSETTS BUSINESS TRUST)
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                              AMY R. DOBERMAN, ESQ.
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS FOR AGENT OF SERVICE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (800) 869-6397

                                    COPY TO:

              CARL FRISCHLING, ESQ.               STUART M. STRAUSS
       KRAMER LEVIN NAFTALIS & FRANKEL LLP      CLIFFORD CHANCE US LLP
           1177 AVENUE OF THE AMERICAS           31 WEST 52ND STREET
            NEW YORK, NEW YORK 10036              NEW YORK, NY 10019

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after the effective date of the registration statement

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check
the following box                                                            [ ]

It is proposed that this filing will become effective (check appropriate box)

   _________ when declared effective pursuant to section 8(c)

The following boxes should only be included and completed if the registrant is a registered closed-end management investment company or business development company which makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act and is making this filing in accordance with Rule 486 under the Securities Act.

  IT IS PROPOSED THAT THIS FILING WILL BECOME EFFECTIVE (CHECK APPROPRIATE BOX)
   _________ IMMEDIATELY UPON FILING PURSUANT TO PARAGRAPH (B)
   ____X____ ON DECEMBER 15, 2006 PURSUANT TO PARAGRAPH (B)(1)(iii) OF RULE 486
   _________ 60 DAYS AFTER FILING PURSUANT TO PARAGRAPH (A)
   _________ ON [DATE] PURSUANT TO PARAGRAPH (A)

If appropriate, check the following box:

     |_| this [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

     |_| This form is filed to register an additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is ______.

================================================================================

     The sole purpose of this filing is to delay the effectiveness of the Trust's Post-Effective Amendment No. 8 to its Registration Statement until December 15, 2006. Parts A, B and C of Registrant's Post-Effective Amendment No. 8 under the Securities Act of 1933 and No. 21 under the Investment Company Act of 1940, filed on August 31, 2006, are incorporated by reference herein.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 29th day of November, 2006.

                                Morgan Stanley Prime Income Trust


                                By:  /s/ RONALD E. ROBISON
                                     -------------------------------------------
                                     Ronald E. Robsion
                                     President and Principal Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

                        SIGNATURE                        TITLE                        DATE
(1)  Principal Executive Officer              President and Principal
                                              Executive Officer

By: /s/ RONALD E. ROBISON                                                        November 29, 2006
    ---------------------------------
    Ronald E. Robison

(2)  Principal Financial Officer              Chief Financial Officer

By: /s/ FRANCIS J. SMITH                                                         November 29, 2006
    ---------------------------------
    Francis J. Smith

(3)  Majority of the Trustees

James F. Higgins
                                                                                 November 29, 2006
By: /s/ BARRY FINK
    ---------------------------------
    Barry Fink
    Attorney-in-Fact

Frank L. Bowman       Joseph J. Kearns                                           November 29, 2006
Michael Bozic         Michael F. Klein
Kathleen A. Dennis    Michael E. Nugent
                              (Chairman)
Edwin J. Garn         W. Allen Reed
Wayne E. Hedien       Fergus Reid
Manuel H. Johnson

By: /s/ CARL FRISCHLING
    ---------------------------------
    Carl Frischling
    Attorney-in-Fact
